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                                                                  EXHIBIT 1

March 30, 2000


Great Lakes Aviation, Ltd.
Cheyenne, Wyoming

Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25 to be filed by Great Lakes Aviation, Ltd. on or about March 30, 2000, which contains notification of the registrant's inability to file its Form 10-K by March 30, 2000. We have read the Company's statements contained in Part III therein, and we agree with the stated reason as to why we have been unable to complete our audit and report on the financial statements for the year ended December 31, 1999, to be included in Form 10-K.

                                          Very truly yours,

                                          /s/ KPMG LLP
                                          KPMG LLP